SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                          Date of Report: May 9, 2002


                   ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.
               (Exact Name of Registrant as Specified in Charter)



        FLORIDA                      000-30486                 65-0738251
        -------                      ---------                 ----------
(State or other jurisdiction        (Commission               (IRS Employer
       of incorporation)           File Number)              Identification No.)



880 APOLLO STREET, SUITE 200
EL SEGUNDO, CALIFORNIA  90245
(Address of principal executive offices)


Registrant's telephone number, including area code:  (310) 416-1270
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ITEM 5.  OTHER EVENTS.

         Advanced Communications Technologies, Inc. reported the resignation of Gary Ivaska and new developments in its ongoing litigation with Advanced Communications Technologies (Australia) Pty Ltd, Advanced Communications' Australian affiliate ("ACT-Australia"). A description of these developments is set forth below.

         MANAGEMENT CHANGES.

         Effective April 30, 2002, Gary Ivaska resigned as President and Chief Executive Officer of Advanced Communications. At the time of his resignation, Advanced Communications and Mr. Ivaska agreed to payment terms regarding past due compensation. Under the agreement, Advanced Communications will pay Mr. Ivaska four monthly installments of $10,000, commencing on May 31, 2002, and continuing until August 31, 2002.

         On May 2, 2002, Advanced Communications' Board of Directors appointed Mr. Wayne I. Danson, Advanced Communications' Vice President and Chief Financial Officer, as interim President effective April 30, 2002.

         NEW DEVELOPMENTS IN ONGOING LITIGATION.

         On April 26, 2002, the Supreme Court of Victoria at Melbourne, Australia issued an interim order against ACT-Australia and Mr. May in connection with the ongoing litigation between Advanced Communications and ACT-Australia. The interim order prohibits ACT-Australia and Mr. May from violating the terms of the License and Distribution Agreement dated as of July 5, 2000. This license agreement grants Advanced Communications the exclusive right to market and distribute the SpectruCell technology in North, South, and Central America. Based on a press release issued by ACT-Australia, ACT-Australia is seeking to license the SpectruCell Technology to another entity in Advanced Communications' territory. On April 26, 2002, the Australian court entered the interim order. On May 7, 2002, Advanced Communications received a notice from ACT-Australia alleging a breach of the License Agreement. Advanced
Communications believes the allegation is without merit and intends to protect its legal rights. On May 8, 2002, the Court extended its April 26, 2002 order through May 14, 2002, further restraining ACT-Australia from "acting upon or taking any further steps in reliance upon" the notice of breach until May 14, 2002 when this matter will be heard by the Court.

         A complete description of the litigation proceeding to date is provided below.

         On December 6, 2001, Mr. Roger May, as Chairman and Chief Executive Officer of ACT-Australia, sent a letter to Advanced Communications demanding full payment of all amounts due under the Stock Purchase Agreement between Advanced Communications and ACT-Australia (the "STOCK PURCHASE AGREEMENT). This letter was dated six days after Mr. May was removed by the Board of Directors from all executive capacities including as President and Chief Executive
Officer. Mr. May sent additional demand letters on December 11, 2001, and December 21, 2001. These demand letters threatened to exercise the rights granted to ACT-Australia under its constitutional documents, which include exercising ACT-Australia's lien over the shares registered in the name of Advanced Communications or declaring that those shares be forfeited. Advanced Communications believes that it has fully met its obligation under the Stock Purchase Agreement, which states that payments are only required to be paid to ACT-Australia from those funds remaining after deduction of reserves needed for current operations, working capital and the development and expansion of its operations and the operations of its subsidiaries as determined by its Board of Directors. At this time, Advanced Communications does not have sufficient funds available to pay to ACT-Australia. On January 23, 2002, Advanced Communications filed suit against ACT-Australia and Roger May in the Supreme Court of Victoria at Melbourne, Australia to protect its investment.

         On January 23, 2002, the Court issued an interim order effectively enjoining and prohibiting ACT-Australia from "transferring, dealing with, charging, diminishing, mortgaging, assigning or disposing of" Advanced Communications' stock in ACT-Australia. Although the court order had already been extended twice, it was again extended by the court on February 20, 2002, until a final determination is made at trial. ACT-Australia declined to contest the court orders sought by Advanced Communications. ACT-Australia filed its Answer to the suit and the parties are currently conducting discovery of material documents.



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

         On March 15, 2002, ACT-Australia issued a press release stating that EntrePort Corporation ("EntrePort"), an AMEX listed company, executed "definitive documents" whereby EntrePort would acquire a minority interest in ACT-Australia and ACT-Australia would purchase a majority interest in EntrePort. Further, on March 14, 2002, ACT-Australia entered into an Acquisition Agreement with EntrePort (the "Acquisition Agreement") which stated that ACT-Australia "now plans to locate and establish a base of operations in the United States for the continued development, marketing and distribution of the SpectruCell product in the USA and Canada. Such base of operations will involve the establishment of engineering facilities, research and development, sales, marketing and distribution." The Acquisition Agreement also stated that EntrePort's name would be changed to "Advanced Communications USA, Inc." Mr. May resigned from Advanced Communications' Board of Directors one day before entering into the Acquisition Agreement.

         Advanced Communications believes that the transaction with EntrePort as described in the Acquisition Agreement is inconsistent with the rights granted to it by ACT-Australia in the License and Distribution Agreement dated July 5, 2000 pursuant to which Advanced Communications received the exclusive rights to market and distribute the SpectruCell technology in North, South and Central America. Advanced Communications therefore instructed its Australian lawyers to write to ACT-Australia requesting an undertaking that it would not appoint EntrePort or any other person to market and distribute the SpectruCell technology in the exclusive territory in breach of the license agreement. ACT-Australia refused to provide the undertaking sought by Advanced Communications and, accordingly, Advanced Communications applied to the Court for an order restraining ACT-Australia from breaching the terms of the license agreement. On April 26, 2002, the Court issued an interim order on the following terms:

         "Until the determination of the plaintiff's [i.e., Advanced Communications'] summons filed on 23 April 2002 or further order, the first defendant [i.e., ACT-Australia], whether by itself or by its officers, employees, agents, attorneys, or any of them or otherwise, be restrained from appointing or agreeing to appoint in any way whatsoever EntrePort Corporation or any other person to distribute, sell, offer to sell or supply or otherwise deal in or with the wireless or terrestrial multi-protocols communication network technology known as SpectruCell (`Product') (incorporating the software which enables the Product to perform to its specifications, consisting of a set of instructions or statements in machine readable medium, and any enhancement or modification of that software (`Software') and related hardware performing part of the base station controller which processes and transmits mobile communications protocols such as AMPS, CDMA, TDMA GSM, W-CDMA, UMTS, 3G & Voice IP) in the United States of America, the North American and South American Continents (`Exclusive Territory') without the prior written consent of the plaintiff."

         EntrePort was added as a defendant to the proceedings.

         On May 7, 2002, Advanced Communications received a notice alleging a breach from ACT-Australia stating that Advanced Communications had breached its obligation under the License Agreement. Advanced Communications believes that the notice of breach is without merit and it is taking the necessary legal actions to prevent ACT-Australia from terminating its rights under the License Agreement.

         On May 8, 2002, the Court extended its April 26, 2002 order through May 14, 2002, further restraining ACT-Australia from "acting upon or taking any further steps in reliance upon" the notice of breach until May 14, 2002 when this matter will be heard by the Court.



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                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               ADVANCED COMMUNICATIONS
                               TECHNOLOGIES, INC.


Date:  May 9, 2002            By:  /s/ Wayne I. Danson
                                   --------------------------------------------
                                   Name:  Wayne I. Danson
                                   Its:  President

















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